Exhibit (b)(4)

                               CASH ACCOUNT TRUST
                              INVESTORS CASH TRUST
                          INVESTORS MUNICIPAL CASH FUND
                             SCUDDER BLUE CHIP FUND
                           SCUDDER HIGH INCOME SERIES
                            SCUDDER HIGH INCOME TRUST
                               SCUDDER MONEY FUNDS
                        SCUDDER MULTI-MARKET INCOME TRUST
                         SCUDDER MUNICIPAL INCOME TRUST
                      SCUDDER STATE TAX-FREE INCOME SERIES
                          SCUDDER STRATEGIC INCOME FUND
                         SCUDDER STRATEGIC INCOME TRUST
                    SCUDDER STRATEGIC MUNICIPAL INCOME TRUST
                               SCUDDER TARGET FUND
                             SCUDDER TECHNOLOGY FUND
                            SCUDDER TOTAL RETURN FUND
                     SCUDDER U.S. GOVERNMENT SECURITIES FUND
                           SCUDDER VARIABLE SERIES II
                     TAX-EXEMPT CALIFORNIA MONEY MARKET FUND

                            Certificate of Secretary

         I, John Millette, do hereby certify that I am the Secretary of the trusts listed above (the "Funds"), and that as such, I am authorized to execute this Certificate on behalf of each Fund and its series, as applicable. I further certify that:

         1. The following is a complete and correct copy of a resolution duly adopted by the duly elected Members of the Board of the Funds at a meeting duly called, convened and held on November 16, 2005, at which a quorum was present and acting throughout, and that such resolution has not been amended and is in full force and effect.


                           RESOLVED, that the amendment to the By-Laws of the Fund, as presented to this meeting, be, and they hereby are, approved.


         2. Attached as Exhibit A are true, complete and correct copies of the amendment to Section 4.6 of the By-Laws of the Fund as amended, and effective as of November 16, 2005.

IN WITNESS WHEREOF, I hereunto set my hand this 23rd day of February, 2006.

                                             /s/John Millette
                                             ------------------------------
                                             John Millette
                                             Secretary

                                    EXHIBIT A

                              AMENDMENT TO BY-LAWS


Section 4.6. President. The President shall be the principal executive officer, with all duties and responsibilities theretofore designated. The President shall, in the absence of the Chairman, preside at all meetings of shareholders. The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary. The President shall have the power to sign all certificates for shares of beneficial interest. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Trust or a different mode of execution is expressly pre-scribed by the Trustees or these Bylaws or where otherwise required by law, the President may execute any documents or instruments which the Board has authorized to be executed or the execution of which is in the ordinary course of the Trust's business. The President shall, subject to the control of the Trustees, have general charge and supervision over the daily affairs of the Trust. The President shall have the power to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust. The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall perform such other powers as the Trustees shall prescribe from time to time.